Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2005, except for notes 1, 10 and 16 for which the date is May 6, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in United Technologies Corporation’s Current Report on Form 8-K dated May 6, 2005. We also consent to the incorporation by reference of our report dated February 10, 2005 relating to the financial statement schedule, which appears in United Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference in this Registration Statement of our report dated June 18, 2004 relating to the financial statements, which appears in the Annual Report of the United Technologies Corporation Represented Employee Savings Plan on Form 11-K for the year ended December 31, 2003. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Hartford, Connecticut

June 3, 2005